HEART CLINIC, P.A.



                                SERVICE AGREEMENT

                                     BETWEEN

                      PHYSICIAN MANAGEMENT OF MCALLEN, INC.

                                       AND

                               HEART CLINIC, P.A.

                                  JULY 31, 1996







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                                TABLE OF CONTENTS
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ARTICLE I-RELATIONSHIP OF THE PARTIES.........................................................................- 1 -
         SECTION 1.1                Independent Relationship..................................................- 1 -
         SECTION 1.2                Responsibilities of the Parties...........................................- 1 -
         SECTION 1.3                Practice's Matters........................................................- 2 -
         SECTION 1.4                Patient Referrals.........................................................- 2 -
         SECTION 1.5                Use of Associated PAs.....................................................- 2 -

ARTICLE II-DEFINITIONS........................................................................................- 2 -

ARTICLE III-FACILITIES TO BE PROVIDED BY PRACTICE.............................................................- 6 -
         SECTION 3.1                Facilities................................................................- 6 -
         SECTION 3.2                Independence of Practice..................................................- 7 -

ARTICLE IV-DUTIES OF THE EXECUTIVE COMMITTEE..................................................................- 7 -
         SECTION 4.1                Composition and Operation of the Executive Committee......................- 7 -
         SECTION 4.2                Duties and Responsibilities of the Executive Committee....................- 7 -
         SECTION 4.3                Additional Material Decisions.............................................- 9 -

ARTICLE V-ADMINISTRATIVE SERVICES TO BE PROVIDED BY MANAGER...................................................- 9 -
         SECTION 5.1                Performance of Management Functions.......................................- 9 -
         SECTION 5.2                Financial Planning Goals.................................................- 10 -
         SECTION 5.3                Financial Statements.....................................................- 11 -
         SECTION 5.4                Inventory and Supplies...................................................- 11 -
         SECTION 5.5                Management Services and Administration...................................- 11 -
         SECTION 5.6                Executive Director.......................................................- 14 -
         SECTION 5.7                Personnel................................................................- 14 -
         SECTION 5.8                Events Excusing Performance..............................................- 15 -
         SECTION 5.9                Compliance with Applicable Laws..........................................- 15 -
         SECTION 5.10               Quality Assurance........................................................- 15 -
         SECTION 5.11               Ancillary Services.......................................................- 15 -

ARTICLE VI-OBLIGATIONS OF PRACTICE...........................................................................- 16 -
         SECTION 6.1                Professional Services....................................................- 16 -
         SECTION 6.2                Medical Practice.........................................................- 16 -
         SECTION 6.3                Employees of Practice....................................................- 16 -
         SECTION 6.4                Professional Insurance Eligibility.......................................- 17 -
         SECTION 6.5                Events Excusing Performance..............................................- 17 -
         SECTION 6.6                Fees for Professional Services...........................................- 17 -
         SECTION 6.7                Name.....................................................................- 17 -
         SECTION 6.8                Services of Physician Shareholders.......................................- 17 -

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         SECTION 6.9                Life Insurance...........................................................- 18 -

ARTICLE VII-RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES.....................................................- 18 -
         SECTION 7.1                Restrictions on Practice.................................................- 18 -
         SECTION 7.2                Restrictive Covenants By Current Physician Shareholders
                                    and Physician Employees..................................................- 18 -
         SECTION 7.3                Restrictive Covenants By Future Physician Employees......................- 19 -
         SECTION 7.4                Liquidated Damages.......................................................- 20 -
         SECTION 7.5                Development of Exclusive Ventures........................................- 21 -
         SECTION 7.6                Enforcement..............................................................- 22 -

ARTICLE VIII-FINANCIAL ARRANGEMENTS..........................................................................- 22 -
         SECTION 8.1                Management Fees..........................................................- 22 -
         SECTION 8.2                Collection of Management Fee.............................................- 24 -
         SECTION 8.3                Reduction of Management Fee..............................................- 24 -
         SECTION 8.4                Resignation of Physician Shareholder.....................................- 24 -

ARTICLE IX-RECORDS...........................................................................................- 25 -
         SECTION 9.1                Patient Records..........................................................- 25 -
         SECTION 9.2                Records Owned by Manager.................................................- 25 -
         SECTION 9.3                Access to Records........................................................- 25 -

ARTICLE X-INSURANCE AND INDEMNITY............................................................................- 25 -
         SECTION 10.1               Insurance to be Maintained by Practice...................................- 25 -
         SECTION 10.2               Insurance to be Maintained by Manager....................................- 26 -
         SECTION 10.3               Tail Insurance Coverage..................................................- 26 -
         SECTION 10.4               Additional Insureds......................................................- 26 -
         SECTION 10.5               Indemnification..........................................................- 26 -
         SECTION 10.6               Rules Regarding Indemnification..........................................- 27 -
         SECTION 10.7               Offset...................................................................- 27 -

ARTICLE XI-TERM AND TERMINATION..............................................................................- 28 -
         SECTION 11.1               Term of Agreement........................................................- 28 -
         SECTION 11.2               Termination by Practice..................................................- 28 -
         SECTION 11.3               Termination by Manager...................................................- 28 -
         SECTION 11.4               Actions after Termination................................................- 29 -
         SECTION 11.5               Closing of Repurchase by Practice and Effective Date of
                                    Termination..............................................................- 29 -

ARTICLE XII-GENERAL PROVISIONS...............................................................................- 30 -
         SECTION 12.1               Assignment...............................................................- 30 -
         SECTION 12.2               Whole Agreement, Modification............................................- 30 -
         SECTION 12.3               Notices..................................................................- 30 -
         SECTION 12.4               Binding on Successors....................................................- 30 -
         SECTION 12.5               Waiver of Provisions. ...................................................- 30 -
         SECTION 12.6               Governing Law............................................................- 31 -
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         SECTION 12.7               Severability.............................................................- 31 -
         SECTION 12.8               Additional Documents.....................................................- 31 -
         SECTION 12.9               Attorneys' Fees..........................................................- 31 -
         SECTION 12.10              Time is of the Essence...................................................- 31 -
         SECTION 12.11              Confidentiality..........................................................- 31 -
         SECTION 12.12              Contract Modifications for Prospective Legal Events......................- 31 -
         SECTION 12.13              Remedies Cumulative......................................................- 32 -
         SECTION 12.14              Language Construction....................................................- 32 -
         SECTION 12.15              No Obligation to Third Parties...........................................- 32 -
         SECTION 12.16              Communications...........................................................- 32 -
         SECTION 12.17              Counterpart Executions; Facsimiles.......................................- 32 -
         SECTION 12.18              Arbitration..............................................................- 33 -


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                                SERVICE AGREEMENT

         THIS SERVICE AGREEMENT is made and entered into this 31st day of July, 1996 by and between PHYSICIAN MANAGEMENT OF McALLEN, INC., a North Carolina corporation ("Manager") and HEART CLINIC, P.A., a Texas professional association ("Practice") and is effective as of the 1st day of October, 1996 which shall be the date of this Agreement. While this Agreement shall be binding on the parties upon execution, it shall not commence until October 1, 1996.

                                    RECITALS:

         WHEREAS, Practice is a group medical practice with offices in the Texas cities of McAllen, Harlingen, Weslaco and Brownsville, which provides medical care to the general public;

         WHEREAS, Manager is in the business of managing and administering medical clinics, and providing support services to and furnishing medical practices with the necessary support staff while recognizing that Practice, through its physicians, shall retain sole responsibility for the medical care of its patients and thereby respecting the physician-patient relationship which shall be maintained strictly between the physicians of Practice and their patients;

         WHEREAS, Practice desires to obtain the services of Manager in performing such management functions so as to permit Practice to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Practice hereby agrees to purchase the management and support services herein described and Manager agrees to provide such services on the terms and conditions provided in this Agreement commencing on October 1, 1996.

                                    ARTICLE I

                       RELATIONSHIP OF THE PARTIES

     SECTION 1.1  Independent  Relationship.  Practice  and Manager
intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to Manager herein, Manager and Practice agree that Practice shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.



     SECTION 1.2 Responsibilities of the Parties. As more specifically set forth herein, Manager, through the Executive Director, shall provide Practice with professional management services and expertise, access to funds and financing for capital needs, and day-to-day

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implementation of the directives of the Executive Committee. As more specifically set forth herein, Practice shall provide all offices and facilities, equipment, supplies, professionals, support personnel, and working capital necessary for operation of the Clinic and shall be responsible for the recruitment and hiring of physicians. Manager shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of Practice and their patients.

     SECTION 1.3 Practice's Matters. Tax preparation, tax planning, and pension and investment planning (and expenses relating solely to these internal business matters) shall remain the sole responsibility of Practice and the individual Physician Shareholders.

     SECTION 1.4 Patient Referrals. The parties agree that the benefits to Practice hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Manager to any of Practice's patients in any facility or laboratory controlled, managed or operated by Manager.

     SECTION 1.5 Use of Associated PAs. Subject to the requirements and limitations below, Practice may fulfill its obligations hereunder to provide the services of the Physician Shareholders for the operation of the Clinic by entering into Independent Contractor Agreements with Associated PAs provided that all health care related revenues (and the rights to such revenues) generated by the Associated PA or its employees are the property of Practice and that the Associated PA will take all actions necessary to cause such revenues to be paid to Practice. All such Independent Contractor Agreements and the written employment agreements that the Associated PA has with the Physician Shareholder employed by it, including but not limited to those being executed as a condition to the Master Transaction Agreement, must be approved by Manager (and may not be terminated or modified without the approval of Manager) to ensure that the restrictions and obligations on the Physician Shareholders providing the services are sufficient to preserve the benefits that Manager and Practice would have if such individuals were direct employees of Practice pursuant to employment agreements containing the restrictions and obligations set forth in
Article VII hereof. Practice shall not be permitted to utilize such Independent Contractor Agreements if such relationships would cause Practice to be in violation of any statutes, rules or regulations or if Practice would be required to forego or relinquish any of its economic rights or benefits to avoid such a violation. In such an instance, Practice shall secure the provision of the services of the Physician Shareholders for the operation of the Clinic by employing the Physician Shareholders directly.


                                   ARTICLE II

                                  DEFINITIONS

                  For the purposes of this Agreement, the following definitions shall apply:

                  "Adjustments" shall mean any adjustments for uncollectible accounts, discounts, Medicare and Medicaid disallowances, worker's compensation, employee/dependent
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       health  care  benefit  programs,  professional  courtesies  according  to historical practice of Practice and other activities that do not generate a collectible fee.

                  "Affiliate" of a corporation means (i) any person or entity directly or indirectly controlled by such corporation, (ii) any person or entity directly or indirectly controlling such corporation, (iii) any subsidiary of such corporation if the corporation has a fifty percent (50%) or greater ownership interest in the subsidiary, or (iv) such corporation's parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the corporation. Practice is not an affiliate of Manager.

                  "Agreement" shall mean this Service Agreement between Practice and Manager.

                  "Associated PA" shall mean a Texas professional association which is (i) permitted by law to employ licensed physicians for the provision of medical services to patients, (ii) owned entirely by an individual who is also a Physician Shareholder, (iii) employs its sole shareholder pursuant to an arrangement through which such individual works full time for such professional association and provides all of his professional medical services to Practice through such professional association, and (iv) has a written employment agreement in place with any physician it employs in a form satisfactory to Manager that requires such physicians to provide medical services through the professional association to Practice and which has a duration and noncompete tail period and the other obligations that Practice would be required to impose on them pursuant to Article VII hereof if they were direct employees of Practice and which employment agreements make Practice, Manager and Parent third party beneficiaries thereof with the ability to enforce the rights of the Associated PA thereunder in the event the Associated PA does not enforce those rights.

                  "Executive   Committee"  shall  mean  the  board   established
         pursuant to Section 4.1.
                  "Executive Director" shall mean the individual hired by Manager pursuant to Section 5.6 hereof to manage and administer all of the day-to-day business functions of Practice.

                  "Independent Contractor Agreement" shall mean an agreement entered into by Practice and an Associated PA that (i) obligates the Associated PA to provide the exclusive, full time professional medical services of its employees, including its sole shareholder, to Practice such that Practice can fulfill its obligations under this Agreement,
         (ii) contains provisions acceptable to Manager that require the Associated PA to ensure that through written employment agreements the physicians it employs are subject to an employment duration and noncompete tail period and other obligations that Practice would be required to impose on them pursuant to Article VII hereof if they were employees of Practice, (iii) is in compliance with all statutes, rules and regulations and which in performance does not cause Practice to be in violation of any statutes, rules or regulations in its operation of the Clinic (or cause Practice to forego or relinquish any economic rights or advantages in order to avoid committing any such violation), and (iv) makes Manager and Parent third party beneficiaries of such agreement with the ability to

                                       3
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         enforce the rights of Practice thereunder in the event Practice does not enforce those rights.

                  "Manager Expenses" shall mean, in addition to those expenses identified elsewhere herein, all operating and non-operating expenses of Manager incurred in the operation of Practice, including, without limitation:

                                    (i)  Salaries,  benefits  and  other  direct
                                    costs  of  all   employees   of  Manager  at
                  Practice, including the Executive Director;

                                    (ii) Direct costs of all employees or
                  consultants of Manager (including Affiliates of Manager) or Practice engaged by the Executive Director pursuant to the Annual Budget or with Executive Committee approval to provide services at or in connection with Practice or who actually provide services at or in connection with Practice required for improved clinic performance; provided, however, only that portion of such employee's or consultant's costs without mark-up by Manager that is allocable to work performed at or for the benefit of Practice will be a Manager Expense;

                                    (iii) Obligations of Manager,  if any, under
                  leases or subleases relating to the operations of Practice;

                                    (iv) Personal property and intangible taxes
                  assessed against Manager's assets, if any, related to and used in substantial connection with Practice, commencing on the date of the Service Agreement;

                                    (v) The amount of interest on all advances
                  made by Manager to Practice upon their written agreement with respect thereto at any time to provide financing or working capital to cover Manager Expenses, Physician Expenses, capital additions and expenditures, and the Management Fee (interest expense will be charged for funds borrowed from outside sources as well as from Manager; in the latter case, charges will be computed at a floating rate that is equal to the prime rate of interest charged by First Union National Bank plus one percent);

                                    (vi) Malpractice  insurance  expenses to the
                  extent provided in Article X hereof;

                                    (vii) Other expenses incurred by Manager in
                  carrying out its obligations under the Service Agreement in accordance with the budget adopted by the Executive Committee or otherwise approved by the Executive Committee;

                                    (viii)  Payment of interest on  indebtedness
                incurred by Manager with Practice's consent for the use or benefit of Practice;

                                    (ix)   Amortization   or   depreciation   or
                write-off of assets acquired by Manager for the use or benefit of Practice;

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                                    (x) Compensation to which Manager is
                  entitled pursuant to Section 4.2(i) hereof for any day or partial day during which there is no Executive Director (either because the initial Executive Director has not commenced work or a replacement Executive Director has not commenced work following the resignation or removal of an Executive Director); and

                                    (xi) Expenses incurred by affiliates of
                  Manager to the extent allocable to the operation of the Clinic, including expenses in connection with travel, meals and lodging of employees of such affiliates relating thereto, Practice specifically acknowledging the benefits it will receive from the involvement of such affiliates and their employees (such as the President of Parent's Practice Management Division) in the management of the Clinic; provided, expenses for travel, meals and lodging shall only be reimbursed to the extent they are reasonable and approved by the Executive Committee.

         Manager Expenses shall not include (A) any corporate overhead charges, other than the kind of items listed above, from the Parent; (B) any federal or state income taxes of Manager; (C) any expenses which are expressly designated herein as Physician Expenses which are expenses or responsibilities directly of Practice or (D) any costs for life insurance Manager chooses to obtain on the life of a physician in accordance with Section 6.9 hereof.

                  "Master Transaction Agreement" shall mean that certain agreement between Parent, Practice and the physician employees of Practice of even date herewith to which this Service Agreement is an exhibit.

                  "Net Practice Revenues" shall mean all fees recorded (or recordable) each month (net of Adjustments) after September, 1996, by or on behalf of Practice as a result of professional medical services personally furnished to patients by employees of Practice or of any Associated PA and other fees or income generated by employees of Practice or of any Associated PA in their capacity as professionals, whether rendered in an inpatient or outpatient setting plus any other amounts received by Practice for medical matters, including revenues from ancillary services, medical director fees, capitation agreements and health care related investments. Net Practice Revenues shall not include any fees received for services performed prior to the date Manager begins providing services to Practice hereunder.

                  "Parent" shall mean MedCath Incorporated, the sole shareholder of Manager.

                  "Physician Expenses" shall mean all of the costs to operate the Clinic in accordance with the Annual Budget or as otherwise approved pursuant to the terms hereof other than Manager Expenses, including but not limited to those expenses to be paid by Practice as set forth in Section 3.1, Section 5.4, Section 6.3, exclusive in all events, however, of all direct and indirect compensation, benefits and bonuses paid by Practice on account of or to any Physician Shareholder or any amounts paid by Practice pursuant to an Independent Contractor Agreement, any income taxes, and interest payments on any loans made to Practice pursuant to Section 5.8 of the Master Transaction Agreement. In addition, Physician Expenses also shall not include (i) any costs incurred by Practice in connection with the collection of fees that are not included in Net Practice Revenues,
         (ii) any costs or expenses relating to periods ending prior to October 1, 1996, (iii) any costs or expenses relating to negotiating or entering into this Agreement, the Master Transaction Agreement, or any other agreement under the Master Transaction Agreement, including any legal or accounting fees associated therewith, (iv) any costs or expenses connected with the preparation, maintenance or operation of any Independent Contractor Agreement or connected with any Associated PA, (v) any costs or expenses relating to the merger or reorganization of Heart Clinic, Inc. and Heart Clinic, P.A., (vi) any costs or expenses, including rental payments, made to any Physician Shareholder or relative of any Physician Shareholder, or any entity in which a Physician Shareholder or his relative owns any type of interest to the extent such costs or expenses are in excess of the reasonable fair market value of what Practice is receiving in the transaction being reviewed, (vii) any expenses of Practice or any other entity or person for or relating to qualified or nonqualified retirement plans, or
         (viii) any expenses, costs, interest, penalties or liabilities relating to or associated with payroll taxes or withholdings involving Physician Shareholders.

                  "Physician Shareholders" shall mean those physicians who are shareholders of Practice at the time this Agreement is executed or at any time thereafter.

                  "Practice Account" shall mean the bank account of Practice established as described in Section 5.5(b)(ii).

                 "Territory" shall mean the Texas counties of Starr, Hidalgo, Cameron and Willacy.

                                   ARTICLE III

                      FACILITIES TO BE PROVIDED BY PRACTICE

         SECTION 3.1 Facilities. Practice hereby agrees to provide to Manager, at Practice's expense, the use of its offices and facilities, including without limitation all of its furnishings, equipment, computers, information systems, data and records, in order to enable Manager to fulfill its obligations to Practice hereunder. Manager shall consult with Practice regarding the condition, use and needs for the offices, facilities and improvements thereto. Practice hereby covenants that Manager will have the quiet enjoyment of Practice's offices and facilities during the term of this Agreement and that Practice will not sell or convey any such offices or facilities other than in the ordinary course of business in which event reasonable replacements therefore first shall be obtained or leased by Practice and made available to Manager hereunder. If Manager utilizes its own (or any of its Affiliates') assets in this regard because Practice lacks the necessary assets to allow Manager to fulfill its obligations hereunder, Manager shall be reimbursed for such usage. The cost of these facilities shall be Physician Expenses.
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

         SECTION 3.2 Independence of Practice. Manager and Practice agree that Practice, as an independent contractor, is a separate organization that retains the authority to direct the medical, professional, and ethical aspects of its medical practice.


                                   ARTICLE IV

                   DUTIES OF THE EXECUTIVE COMMITTEE

         SECTION 4.1 Composition and Operation of the Executive Committee. The Executive Committee of Heart Clinic, P.A. shall be responsible for developing management and administrative policies for the overall operation of Practice. The Executive Committee shall consist of the shareholders of Heart Clinic, P.A. and two members designated by Manager from time to time. Except as may otherwise be provided, the act of a majority of the members of the Executive Committee shall be the act of the Executive Committee.

         SECTION 4.2 Duties and Responsibilities of the Executive Committee. The Executive Committee shall have the following duties and obligations:

                  (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to Practice first shall be reviewed and approved by the Executive Committee, which for purposes of this subsection must include the approval of at least one Executive Committee member designated by Manager, and shall be based upon economic feasibility, physician support, productivity and then current market conditions, provided however, if so approved by the Executive Committee, any such plans and expenditures shall in all events be subject to the final approval of Practice.

                  (b) Annual Budgets. All annual capital and operating budgets shall be prepared by Manager, as set forth in Section 5.2, and shall be subject to the review and approval of the Executive Committee, provided however, if so approved by the Executive Committee, all such budgets shall be further subject to the final approval of Practice.

                  (c) Advertising. All advertising and other marketing of the services performed at Practice, other than advertising or marketing programs historically implemented by Practice within the budget approved by the Executive Committee and Practice, shall be subject to the prior review and approval of the Executive Committee, provided however, that all advertising or marketing programs shall be further subject to the final approval of Practice.

                  (d) Patient Fees. As a part of the annual operating budget, in consultation with Practice and Manager, the Executive Committee shall review and adopt the fee schedule for all physician and ancillary services rendered by Practice subject to final approval of Practice.
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

                  (e) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors and approval of managed care contracts shall be made by the Executive Committee in consultation with Practice.

                   (f) Strategic Planning. Manager shall develop and submit to the Executive Committee for approval long-term strategic planning objectives.

                  (g) Financing. All loans, leases and other financing obtained or proposed to be obtained for the benefit of Practice for any reason shall be subject to the review and approval of the Executive Committee.

                  (h) Physician Hiring. The Executive Committee shall determine the number and type of physicians required for the efficient operation of Practice; provided that Practice shall have final authority over physician hiring and termination decisions. The approval of the Executive Committee, which for the purposes of this subsection must include the approval of at least one Executive Committee Member designated by Manager, shall be required for any variations to, or any exceptions from, the restrictive covenants in any physician employment contract. Notwithstanding anything herein to the contrary, all decisions with respect to hiring and terminating the employment of physicians shall be subject to the final approval of Practice.

                  (i) Executive Director. The selection and retention of the Executive Director pursuant to Section 5.6 by Manager shall be subject to the reasonable approval of the Executive Committee, which for purposes of this subsection must include the approval of at least one Executive Committee member designated by Manager. If Practice is dissatisfied with the services provided by the Executive Director, Practice shall refer the matter to the Executive Committee. Manager and the Executive Committee shall each in good faith determine whether the performance of the Executive Director could be brought to acceptable levels through counsel and assistance, or whether the Executive Director should be terminated. Manager shall have the ultimate authority to terminate the Executive Director. Prior to the time the initial Executive Director commences work in connection with the Clinic or during any time period for which there is no Executive Director, Manager shall use its other personnel (or personnel of its affiliates) to perform the function of the Executive Director and shall be compensated at the rate of two hundred dollars ($200) for each eight
         (8) hour day for doing so and such compensation shall be a Manager Expense.

                   (j) Grievance Referrals. The Executive Committee shall consider and make final decisions regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by Practice's Board of Directors.

         SECTION 4.3 Additional Material Decisions. In addition to any other rights of Manager set forth in this Agreement, the following actions or decisions shall be made or taken, directly or indirectly, by Practice and/or the Physician Shareholders only with consent of at least one (1) member of the Executive Committee designated by Manager:

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                   (a)  Entering  into  any  transaction  pursuant  to  which  a material portion of the assets of Practice are sold, assigned, encumbered, leased or conveyed;

                  (b) Entering into any merger or similar transaction unless Practice is the surviving entity and after which the Physician Shareholders as of the date of the closing of such merger own at least fifty-one percent (51%) of the capital stock of the surviving entity or entering into any sale or series of related sales by Practice or the Physician Shareholders of capital stock of Practice to any party who is not a Physician Shareholder as of the date hereof except to individual physicians who become shareholders of Practice in the ordinary course of Practice's operations and business;

                  (c) The payment of money or other property by Practice or the Physician Shareholders for the majority of the capital stock or all or substantially all the assets constituting a business of any person or entity;

                   (d) The entering into or modification of an Independent Contractor Agreement or of an employment agreement between a Physician Shareholder and his Associated PA;

                  (e) Releasing or consenting to the release of any restrictive covenant rights it may have with respect to any physician, whether such physician is employed by Practice or provided to Practice pursuant to an Independent Contractor Agreement; and

                  (f) The entering into or modification of any lease or other type of agreement by Practice with a Physician Shareholder or a relative of a Physician Shareholder, or an entity in which a Physician Shareholder or his relative owns any kind of interest; provided, the consent of the Executive Committee members designated by Manager shall not be unreasonably withheld.


                                    ARTICLE V

                ADMINISTRATIVE SERVICES TO BE PROVIDED BY MANAGER


     SECTION 5.1 Performance of Management Functions. Manager shall provide or arrange for the services set forth in this Article V and otherwise as set forth in this Agreement, the cost of all of which shall be included in Manager Expenses. Manager is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of Practice operations in accordance with the decisions of the Executive Committee, including, without limitation, performance of some of the business office functions at locations other than Practice. It is the intention of the parties hereto that Manager shall fulfill its obligations hereunder through the Executive Director and his utilization of the assets and employees of Practice and third parties to do so. Practice will not act in a manner which would prevent Manager from efficiently managing the day-to-day operations of Practice in a business-like manner. It is specifically agreed that Manager shall not be in default hereunder due to the absence of an Executive Director if Manager is diligently trying to find an individual to serve in that position and is using other resources to manage the Clinic in the
                                       9
 interim.

         SECTION 5.2 Financial Planning Goals

                  (a) Preparation of Budgets. Annually and at least thirty (30) days prior to the commencement of each fiscal year of Practice, Manager shall prepare and deliver to the Executive Committee and Practice for their approval an operational and capital budget for such fiscal year ("Annual Budget"), setting forth an estimate of the operating revenues and expenses associated with the provision of professional services by Practice (including, without limitation, all costs associated with the leased premises used by Practice, equipment, supplies, and services, used by Practice and all compensation costs associated with Practice and Practice personnel) and sources and uses of capital expenditures. Such Annual Budget shall separately address Physician Expenses and Manager Expenses which are in support of Practice and which shall be in line with historical expenses of Practice and which are reasonable and customary for Practice. Any non-budgeted expenses must be reviewed and approved by the Executive Committee. Any such non-budgeted expense in excess of $5,000 per year undertaken by Practice without approval by the Executive Committee (which for these purposes shall require the approval of at least one Executive Committee member designated by Manager) shall, except for emergency circumstances, be excluded from the calculation of Physician Expenses. Any expenses which are personal in nature that are incurred by any Physician Shareholder shall be deducted from his compensation unless approved by the Executive Committee (which for these purposes shall require the approval of at least one Executive Committee member designated by Manager) and shall not be a Physician Expense. Manager shall use its best efforts to perform its duties and obligations under this Agreement such that the actual revenues, costs, and expenses associated with the provision of professional services during any applicable period of Practice's fiscal year shall be consistent with the Annual Budget. Manager shall prepare and submit to the Executive Committee and Practice for their approval, and shall thereafter adopt, an Annual Budget for the current fiscal year as soon as practicable. Manager shall specify the targeted profit margin for Practice which shall be reflected in the Annual Budget. In the event that the Executive Committee or Practice does not approve any such Annual Budget, then the Annual Budget for the previous year shall be used until the Executive Committee and Practice, using their best efforts, approve a new Annual Budget.

                  (b) Service Development. Manager realizes that Practice has opportunities to provide new services and utilize new technologies that will require capital expenditures and Manager anticipates that such opportunities may include new and replacement equipment as may be economically justified and medically necessary. Development of new services will depend on, among other factors, physician composition, anticipated volume, reimbursement and number of physicians, physician support, performance, and appropriate physician specialty mix, and will require Executive Committee approval as a precondition to any capital expenditure.

                  (c) Capital Investment. Manager will use its commercially reasonable best efforts to obtain funds for all capital expenditures approved by the Executive Committee.

         Sources of capital, including working capital, for such funds shall be determined by the Executive Committee and may be with Practice's consent (i) intracompany borrowings from Manager (at the rate set forth in Article II at subparagraph (v) of the definition of Manager Expenses or (ii) borrowings, leases or other financing methods through independent third-party financial institutions in accordance with
         Section 4.2(h) hereof. Manager shall use its reasonable efforts to make its funds available for borrowing by Practice but Manager only shall be obligated to make such loans as it determines in its sole and absolute discretion on a case-by-case basis that it should make. Whenever Manager makes such a loan, to benefit Practice's operations, the repayment of all interest on any such indebtedness shall constitute Manager Expenses.

         SECTION 5.3 Financial Statements.
Manager shall cause to be prepared annual financial statements for the operations of Practice. Manager shall also cause to be prepared monthly financial statements containing a balance sheet and statements of income from Practice operations, which shall be delivered to Practice within thirty (30) days after the close of each calendar month. In addition, Practice shall be solely responsible for the cost of the preparation and any audit of the financial statements and the tax returns of Practice.

         SECTION 5.4 Inventory and Supplies.
Manager shall, on behalf of Practice, order and purchase inventory and supplies, and such other ordinary, necessary or appropriate materials of a quality consistent with the past and customary course of conduct and manner of operating Practice, the cost of which shall be Physician Expenses.

         SECTION 5.5 Management Services and Administration.

                  (a) Practice hereby appoints Manager as its sole and exclusive manager and administrator of all day-to-day business functions and Manager hereby accepts such appointment subject to the terms of this Agreement. Manager shall perform these duties through the Executive Director who shall utilize the assets and employees of Practice and third parties to do so. Practice agrees that the purpose and intent of this Service Agreement is to relieve the Physician Shareholders, to the maximum extent possible, of the administrative, accounting, personnel and business aspects of its medical practice. The current business of Practice handled by employees of Practice will be administered and supervised by Manager, with Manager assuming responsibility and being given all necessary authority to administer and supervise these functions in accordance with the general standards approved by the Executive Committee. Manager agrees that Practice and only Practice will perform the medical functions of its medical practice. Manager will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Manager may, however, advise Practice as to the relationship between its performance of medical functions and the overall administrative and business functioning of its medical practice. To the extent that they assist Practice in performing medical functions, all clinical personnel performing patient care services shall be subject to the professional direction and supervision of Practice and, in the performance of such medical functions, shall not be subject to any direction or control by, or liability, to, Manager, except as may be specifically authorized by Practice.

                           (b) (i) Manager shall, on behalf of Practice, bill
                  patients and collect the professional fees for medical services rendered by Practice, for services performed outside Practice for Practice's hospitalized patients, and for all other professional and Practice services. Practice hereby appoints Manager for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (A) to bill patients in Practice's name and on its behalf; (B) to collect accounts receivable resulting from such billing in Practice's name and on its behalf; (C) to receive payments and prepayments from Blue Shield, insurance companies, health care plans, Medicare, Medicaid and all other third party payors;
                  (D) to take possession of and endorse in the name of Practice (and/or in the name of an individual physician providing services on behalf of Practice, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and (E) to initiate the institution of legal proceedings in the name of Practice to collect any accounts and monies owed to Practice in accordance with policies and procedures adopted by the Executive Committee, to enforce the rights of Practice as creditors under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors. All Adjustments shall be made in a reasonable manner consistent with past practice of Practice.

                                (ii) Practice shall establish and control a bank
                  account at a bank (the "Bank") acceptable to Manager (the "Practice Account"). In connection herewith and throughout the term of the Agreement, Practice hereby appoints Manager as Practice's true and lawful agent and attorney-in-fact, and grants Manager a special power of attorney and Manager hereby accepts such special power of attorney and appointment, to deposit in the Practice Account all funds, fees, and revenues generated by Practice and collected by Manager. Practice shall execute any and all additional documents required by the Bank where the Practice Account is held to effectuate the power of attorney granted herein. Manager shall pay from funds in the Practice Account all Manager Expenses and the Management Fee as required under the terms of this Agreement and pay from that account, on behalf of Practice, the other costs and expenses of operating the Clinic, including the Physician Expenses as provided under the terms of this Agreement. The Practice Account shall have signatories a person designated from time to time by Manager and a person designated from time to time by Practice. Each such signatory shall have the ability to sign checks on the Practice Account for $10,000 or less but checks for more than $10,000 must be signed by both signatories.

                  (c) Manager shall supervise and, to the extent necessary, maintain custody of all files and records relating to the operation of Practice, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of Practice and shall be located at Practice facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. Manager shall use its best efforts consistent with the past practice of Practice to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

                  (d) Manager shall supervise and be responsible for making sure that Practice has the necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary and appropriate service for the operation of Practice.

                  (e) Manager shall supervise Practice's personnel and make sure that Practice has the data necessary for Practice to prepare its annual income tax returns and financial statements. Except as provided above, Manager shall have no responsibility for the preparation of Practice's federal or state income tax returns or the payment of such income taxes and such costs shall not be Physician Expenses.

                  (f) Manager shall assist Practice in recruiting additional physicians, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, Practice shall interview and make the ultimate decision as to the suitability of any physician to become associated with Practice. Candidate screening and interviewing procedures shall be consistent with the past practice of Practice or as otherwise adopted by the Executive Committee. All physicians recruited by Manager and accepted by Practice shall be the sole employees of Practice, to the extent such physicians are hired as employees. Any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses shall be budgeted Physician Expenses. Manager shall also provide certain recruiting incentives as described in Section 5.12 below.

                  (g) Manager shall negotiate and administer all managed care contracts on behalf of Practice and shall consult with Practice on all professional or clinical matters relating thereto.
                  (h) Subject to the provisions of Sections 5.3 and Section 5.5(e) and the approval of the Executive Committee, Manager shall arrange for legal and accounting services related to Practice operations the expense for which has been incurred traditionally in the ordinary course of business, including the cost of enforcing any physician contract containing restrictive covenants, but any cost and all other aspects of malpractice suits against Practice shall be governed by Article X hereof.

                  (i) Manager shall be responsible for administering the proper cleanliness of the premises in compliance with applicable federal and state regulations, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

                  (j) From the Practice Account, Manager shall make payment for the cost of professional licensure fees, board certification fees, medical staff dues, and national organization fees required to maintain professional licenses, all as historically paid by

         Practice in accordance with past practice.

         SECTION 5.6 Executive Director. Subject to the provisions of Section 4.2(i), Manager shall hire and appoint an Executive Director to manage and administer all of the day-to-day management functions of Practice. Manager, with the approval of the Executive Committee, shall determine the salary and fringe benefits, of the Executive Director consistent with the budget adopted by the Executive Committee. The salary, benefits and other direct costs of the Executive Director shall be a Manager Expense. At the direction, supervision and control of Manager, the Executive Director, subject to the terms of this Agreement, shall implement the policies established by the Executive Committee and shall generally perform the duties and have the responsibilities of an administrator. The Executive Director shall be responsible for organizing the agenda for the meetings of the Executive Committee referred to in Article IV.

         SECTION 5.7 Personnel. Manager shall supervise and administer all non-physician professional support (other than those performing patient care) and administrative personnel, clerical, secretarial, bookkeeping and collection personnel of Practice reasonably necessary for the conduct of Practice operations. Manager shall determine and cause to be paid the salaries and fringe benefits of all such personnel. All such personnel shall be employees of Practice but shall be under the supervision of Manager, with those personnel performing patient care services subject to the professional supervision of Practice. If Practice is dissatisfied with the services of any person, Practice shall consult with Manager. Manager shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance or whether such employee should be terminated. All of Manager's obligations regarding staff shall be governed by the overriding principle and goal of providing high quality medical care consistent with past practice of Practice. Employee assignments shall be made to assure consistent and continued rendering of high quality medical support services and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel. Manager shall maintain established working relationships wherever possible and Manager shall make every effort consistent with sound business practices to honor the specific requests of Practice with regard to the assignment of Practice's employees.

         SECTION 5.8 Events Excusing Performance. So long as Manager uses its commercially reasonable best efforts, Manager shall not be liable to Practice for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such events continue, and for a reasonable period of time thereafter.

         SECTION 5.9 Compliance with Applicable Laws. Manager shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct under this Agreement of its obligations under this Agreement.

         SECTION 5.10 Quality Assurance. Manager shall assist Practice in fulfilling its obligations to its patients to maintain a high quality of medical and professional services.

         SECTION 5.11 Ancillary Services. Manager shall operate such ancillary services as approved by the Executive Committee.

         SECTION 5.12 Recruiting Incentives. The decision to hire a physician shall be made pursuant to Section 4.2(h). Manager recognizes the need for Practice to expand its physician base of cardiologists. As such, to the extent Manager is in agreement with the hiring of a cardiologist by Practice (as evidenced by Manager's written notice of agreement), Manager shall extend to Practice, through advances of funds as necessary, the ability for Practice to guaranty to each such newly-hired cardiologist a pre-tax compensation level as agreed to by Practice and Manager (the "Compensation Level") for each of the first two twelve (12) month periods of such individual's employment by Practice. The amount of such advances shall be the excess, if any, of (a) the Compensation Level, over (b) the Net Practice Revenues generated by that cardiologist for the applicable twelve (12) month period less the "Overhead Charge" to that cardiologist for the applicable twelve (12) month period. The "Overhead Charge" shall be the pro rata amount of Practice general overhead allocated to each physician employed by Practice for the period, consistent with Practice's customary method for charging its overhead costs among its other physicians. If Manager makes such an advance relating to the first twenty-four (24) months of a cardiologist's employment by Practice under the above provision, Practice shall not thereafter increase such cardiologist's compensation without Manager's consent until such advance has been repaid to Manager by Practice, so that Practice shall be able to repay Manager such an advance to the extent that in a future period, using the above formula, the amount in (b) exceeds the amount in
(a). Practice and Manager shall work together in determining when such a new cardiologist should be eligible to become a shareholder in Practice and how the balance of any advances that have not been repaid to Manager should be repaid. In the event such a cardiologist leaves the employ of Practice, any remaining unpaid portion of any advances shall be repaid only to the extent of collections in the future of revenues from services performed by such physician while associated with Practice. This Section 5.12 shall not be construed in any way to limit the ability of Practice to recruit and hire a physician but rather it is an additional incentive that Practice will be able to offer a physician in certain cases.

                                   ARTICLE VI

                             OBLIGATIONS OF PRACTICE

         SECTION 6.1 Professional Services. Practice shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. Practice shall ensure that each of its physicians providing medical care to patients in the State of Texas are licensed by the State of Texas. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, Practice shall immediately inform Manager of such action and the underlying facts and circumstances. Practice shall carry out a program to monitor the quality of medical care which it provides.

         SECTION 6.2 Medical Practice. Manager shall not interfere with the physician-patient relationship between Practice's physicians and their patients. Practice shall provide the facilities, including equipment, materials and supplies needed for the medical practice, and use
                                       15
and occupy its facilities exclusively for the practice, and shall comply with all applicable local rules, ordinances and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at Practice shall be conducted solely by physicians associated with Practice, and no other physician or medical practitioner shall be permitted to use or occupy Practice without the prior written consent of the Executive Committee.

         SECTION 6.3      Employees of Practice.

                  (a) Except for the Executive Director, Practice shall employ all personnel necessary for the operation of the Clinic, including licensed health care personnel, such as physicians, nurses, vocational nurses and physician assistants, as Practice deems reasonably necessary and appropriate, subject to the Annual Budget, for Practice's operation of its medical practice and provision of professional services, each of whom shall be subject to the applicable provisions of this Agreement, and such clerical and administrative personnel deemed necessary by Manager. Practice shall have the sole responsibility for paying the salaries and fringe benefits of all personnel, and the sole responsibility to withhold, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any applicable law or governmental requirements. Manager shall, in the name of and on behalf of Practice, establish and administer and pay when due the compensation with respect to such personnel and, on behalf of Practice and out of funds available in the Practice Account, ensure that proper tax withholdings from such compensation are made and timely remitted to the appropriate governmental entities. Each physician retained by Practice shall at all times hold and maintain a valid and unlimited license to practice in the State of Texas. Practice shall enter into and maintain with each such physician a written agreement which shall include, without limitation, the provisions of Section 7.2 hereof; provided, to the extent permitted by Section 1.5 hereof and the other provisions of this Agreement, Practice may secure the services of the Physician Shareholders through Independent Contractor Agreements instead of directly employing the Physician Shareholders. Practice shall ensure that each of its physicians participates in such continuing medical education as is consistent with past practice.

                  (b) Practice shall continuously and uninterruptedly, during the term hereof, during all business hours and on such days as businesses of like nature in the area are open for business, provide services in a manner calculated to produce the maximum volume of revenue which is consistent with the professional obligation of Practice and in the best interest of Practice's patients. Practice shall cause the work load, patient load and criteria for its physicians, taken as a whole, to remain substantially the same as their historical practice during the immediate past three (3) years.

                  (c) Practice and the Physician Shareholders and the Associated PAs shall take all actions necessary or appropriate, including without limitation, adjusting amounts paid or distributed to Physician Shareholders or Associated PAs, on at least a quarterly basis, to ensure from time to time that the compensation paid to the Physician Shareholders or Associated PAs by Practice in the aggregate, never exceeds Net Income (as hereafter defined), to the extent such payments reasonably would be expected to leave Practice with an insufficient amount of working capital for the normal operation of the Clinic including the payment of the Management Fee.

         SECTION 6.4 Professional Insurance Eligibility. Practice shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its physicians are insurable, and by participating in an on-going risk management program.

         SECTION 6.5 Events Excusing Performance. Practice shall not be liable to Manager for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which Practice has no control for so long as such events continue, and for a reasonable period of time thereafter.

         SECTION 6.6 Fees for Professional Services. Practice shall be solely responsible for legal, accounting and other professional services fees incurred and retained by Practice, and not approved by the Executive Committee, except as set forth in Article V herein.

         SECTION 6.7 Name. Manager shall be entitled to use the name "Heart Clinic" in connection with the operation of Practice.

         SECTION 6.8 Services of Physician Shareholders. Practice shall be obligated hereunder to secure the exclusive, full-time professional medical services for the operation of the Clinic of each Physician Shareholder as of the date hereof through at least the five (5) consecutive year period beginning on the effective date hereof (regardless of whether such individual continues to remain a Physician Shareholder). To the extent provided in this Agreement, Practice may do so by directly employing each such Physician Shareholder or by securing his services through a permitted Independent Contractor Agreement. Each of the Physician Shareholders as of the date hereof agrees that he shall provide his exclusive, full time professional services to Practice in accordance with the terms of his employment agreement with Practice dated as of the date hereof or through a permitted Independent Contractor Agreement between Practice and his Associated PA, and in any case the term of such arrangement for the provision of his services shall not be less than the five (5) consecutive year period beginning on the effective date hereof unless attributable to the death or permanent disability of the Physician Shareholder.

         SECTION 6.9 Life Insurance. Practice shall cause each of its physician employees to and the Physician Shareholders shall cooperate fully with any efforts by Manager to obtain insurance policies on the life of any such physicians under which Manager would be the owner and beneficiary. Manager will be responsible for the costs of any such insurance and such costs shall not be Manager Expenses.

                                   ARTICLE VII

                  RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES


         The parties recognize that Parent paid a substantial amount to Practice in connection with this Agreement and that Manager is making a substantial commitment of time and resources in providing management and services hereunder, and that the services to be provided by Manager shall be feasible only if Practice operates an active medical practice to which the physicians associated with Practice devote their full time and attention. To that end:

         SECTION 7.1 Restrictions on Practice. During the term of this Agreement, Practice covenants that Practice shall not, directly or indirectly, either as a shareholder, partner, member, manager or otherwise establish, operate or provide physician services at any medical office, clinic or other health care facility providing services, including but not limited to ancillary services, substantially similar to those provided by Practice pursuant to this Agreement anywhere within the Territory. Additionally, during the term of this Agreement and for a period of twenty-four (24) months following the termination hereof prior to the 40th anniversary of the date hereof due to a default by Practice, Practice covenants that Practice shall not, directly or indirectly, enter into any agreement or arrangement similar to this Agreement with any other person or party (whether in a single transaction or series of related transactions) or sell substantially all the assets of Practice or sell or issue interests (whether through a sale, merger or otherwise) constituting ownership of Practice (except that ownership interests in Practice may be sold or issued to individual physicians who become shareholders of Practice in the ordinary course of Practice's operations and business). The Physician Shareholders hereby covenant to take all steps necessary to ensure that Practice abides by and fulfills the covenants of this Section 7.1.

         SECTION 7.2 Restrictive Covenants By Current Physician Shareholders and Physician Employees.

                  (a) Practice shall obtain and enforce formal written agreements from its physicians (whether direct employees of Practice or employees of Associated PAs) pursuant to which the physicians agree not to within the Territory, directly or indirectly, (i) whether as a shareholder, partner, employee, director, consultant, agent or otherwise establish, operate or provide, other than through Practice, physician services or other professional medical services at any medical office, hospital, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services, including but not limited to ancillary services, substantially similar to those provided by Practice or by the Associated PAs or their employees or (ii) solicit or employ any employee or consultant of Practice or of Manager, in all cases of (i) or (ii) during the term of their employment by Practice or, if applicable, service relationship with Practice through an Independent Contractor Agreement and for a period of twelve (12) months after any termination of such employment or, if applicable, service relationship for any reason (unless this Agreement has been terminated as of such date as a result of a default hereunder by Manager); provided, after the eighth (8th) year of this Agreement, the above-referenced twelve (12) month tail period shall be eliminated for any physician who has provided his exclusive, full time professional services to Practice for at least eight (8) years. By their executions of this Agreement, the Physician Shareholders hereby agree to the above restrictions and to abide and be bound by them and no additional written agreement with them shall be required. The Physician Shareholders also agree that Manager and Parent are third party beneficiaries of such restrictions.

                  (b) In addition to the other restrictions in this Article VII, the Physician Shareholders hereby agree with Practice and Manager (and all future Physician Shareholders of Practice shall be required to agree in writing) and shall enter into a similar covenant with Practice, which Practice agrees to fully enforce, that they shall (unless this Agreement has been terminated as of such date as a result of a default hereunder by Manager) neither accept employment to practice medicine or become a consultant for the purpose of providing such medical services from or with any other party or entity, or group of affiliated parties or entities (a "New Employer") if at least fifty-one percent (51%) of the then current Physician Shareholders of Practice within any twelve (12) month period accept employment or enter into any consulting or other similar arrangement with such New Employer at the same time or in a series of related circumstances, nor engage in any other transaction which is substantially similar to that described in this sentence (a "Group Departure") unless such New Employer or the Physician Shareholders personally assume all liabilities and obligations of Practice to Manager under Article VIII with respect to such Physician Shareholders and under other provisions herein related to such obligations and liabilities.

                  (c) The parties executing this Agreement hereby agree that a waiver of any of the restrictions in Article VII shall only be effective if it is in writing, it is executed by Manager and Parent and it specifically refers to this Agreement and the provision herein being waived.

         SECTION 7.3 Restrictive Covenants By Future Physician Employees. Practice shall obtain and enforce formal agreements from each of its future physician employees (and future Physician Shareholders who are not currently physician employees), which contain the restrictions and covenants set forth in
Section 7.2.

         SECTION 7.4 Liquidated Damages. A physician (existing or future), may be released from his restrictive covenants by paying "Liquidated Damages" to Practice, which Practice shall be immediately obligated to pay to Manager, in the manner and in an amount as follows except that during the first two (2) years of this Agreement the physician must obtain the written consent of Manager (which consent may be given or withheld in the sole and absolute discretion of Manager):

         "Liquidated Damages" shall mean an amount equal to the gross collected revenue generated by the efforts of the physician (including all physician services and ancillary revenues from such physician's patients) for the most recent ended twelve (12) month period. Notwithstanding the above provision, with respect to any physician who was employed by Practice or whose professional services were provided to Practice pursuant to an Independent Contractor Agreement on the date of this Agreement, during the third, fourth and fifth year of this Agreement such physician may be released from his restrictive covenant without paying Liquidated Damages, provided he gives Manager and Practice written notice at least 120 days' prior to the effective date of the termination of the employment relationship or agreement for the provision of his services with Practice and as long as he does not during any portion of those third, fourth and fifth years, directly or indirectly (whether as a sole practitioner or through his Associated PA or otherwise) enter into any service or management agreement, employment relationship, income or expense guarantee relationship, or other remuneration or compensation relationship of any kind with any person or entity other than a professional association or partnership of licensed physicians which is owned exclusively by physicians that devote substantially all of their professional services to such professional association or partnership and which receives substantially all of its revenue for services rendered to patients and is not a recipient party to an income or expense guarantee relationship or a party to a service or management agreement. The above provision shall be treated as a part of such physician's employment agreement with Practice or, if applicable, the Independent Contractor Agreement between Practice and such physician's Associated PA, and the physician (and his Associated PA if applicable) shall not be in breach of that employment agreement, or if applicable, the Independent Contractor Agreement, if he terminates his relationship with Practice in accordance with this provision; provided such a release of restrictive covenants and termination of employment or agreement for the provision of his services shall not relieve Practice or the physician from any obligations they may have to make payments to Parent for a breach of Section 5.7 of the Master Transaction Agreement due to the cessation of the physician's provision of exclusive, full time professional services to Practice prior to the fifth anniversary of this Agreement.

         Such payment of Liquidated Damages or any recovery for breach shall be made to Manager by Practice (after receipt from the physician or his Associated PA or directly by the physician to Manager) simultaneously with the physician being released from the restrictive covenants (if required to be consented to by Manager) or any collection of a judgment. Such payment shall be first applied to all costs incurred by Manager in the enforcement of the restrictive covenants for that departing physician and in recruiting a replacement physician for that departing physician. The remainder, if any, shall become an additional service fee to be paid to Manager pursuant to Article VIII hereof.

         Manager shall be entitled to designate which remedies shall be sought by Practice for breaches of restrictive covenants or such employment agreements or Independent Contractor Agreements and Practice shall diligently pursue those remedies.

         SECTION 7.5     Development of Exclusive Ventures.

                  (a) During the term of this Agreement (the "Exclusive Period") subject to applicable law, Manager, Practice and the Physician Shareholders, including any future shareholders of Practice may discuss and explore the feasibility of acquiring or developing in the Territory
         (i) a cardiac catheterization lab or other cardiac testing center and/or (ii) a managed care plan or organization (e.g., a HMO, etc.) (collectively the "Exclusive Ventures"). Subject to applicable law, each such Exclusive Venture shall be owned by a joint venture, which in turn would be owned fifty-one percent (51%) by Manager or its designee and forty-nine percent (49%) by Practice and/or the Physician Shareholders, unless, however, Manager, Practice and the Physician Shareholders mutually agree upon different ownership percentages. Each Exclusive Venture would be managed by Manager or its designee for a management fee which would not exceed reasonable management fees which are paid to other parties for managing similar facilities in bona fide transactions involving unrelated persons or entities. Capital shall be contributed to the joint venture on a pro rata basis by Manager or its designee, on the one hand, and Practice and/or the Physician
         Shareholders on the other hand, in accordance with their ownership percentages. No additional payment would be due to Manager, Practice or the Physician Shareholders in connection with the development or ownership of any Exclusive Venture other than pro rata distributions to them from the joint venture. All material decisions and determinations to be made hereunder with respect to the development, ownership and operation of any such Exclusive Venture, subject to applicable law, shall be made by mutual consent of Manager and/or its designee on the one hand, and a majority of the Physician Shareholders owning an interest in the Exclusive Venture (directly or indirectly), on the other hand. Manager, Practice and the Physician Shareholders agree to cooperate and negotiate with one another in good faith with respect to the development or acquisition of the Exclusive Venture and to enter into all such additional agreements and to take all such additional actions as are reasonably necessary or appropriate to fulfill the purpose and intent of this Section 7.5.

                  In the event that health care counsel of Manager, which is reasonably acceptable to Practice, advises that the legal entity owning any such health care facility or service should be owned only by Practice, the Physician Shareholders or Affiliates thereof, then the parties hereto shall instead enter into a management and service agreement which will provide Manager with substantially all of the benefits which it would have received had it been legally entitled to be an owner of such facility or service.
                  (b) During the Exclusive Period, Practice and Physician Shareholders agree that they will not, directly or indirectly, develop or acquire an interest in any Exclusive Venture, and the Physician Shareholders agree that they will not develop or acquire an interest in any venture, entity or investment whose business is similar to that which would be conducted by the Exclusive Ventures as long as such Physician Shareholder is a shareholder of Practice and for a period of one (1) year thereafter, other than through a joint venture between Manager or its designee, on the one hand, and Practice and/or the Physician Shareholders on the other hand, as provided in (a) above, exclusive of any such interests held at the time this Agreement is executed including interests in MedCath of McAllen Limited Partnership.

         SECTION 7.6 Enforcement. Manager, Practice and the Physician Shareholders acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article VII shall be inadequate, either party shall be entitled to seek specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. If any provision of
Article VII relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article VII. The invalidity or non-enforceability of this Article VII in any respect shall not affect the validity or enforceability of the remainder of this Article VII or of any other provisions of this
                                       21

Agreement. The provisions of this Article VII will not apply or be binding on Practice, the PAs or the Physicians if MedCath fails to pay any amounts when due under the Master Transaction Agreement after the expiration of the applicable grace periods or this Agreement has been terminated by Practice pursuant to Section 11.2 thereof.


                                  ARTICLE VIII

                             FINANCIAL ARRANGEMENTS

         SECTION 8.1 Management Fees. Practice and Manager agree that the compensation set forth in this Article VIII is being paid to Manager in consideration of the substantial commitment made by Manager hereunder and that such fees are fair and reasonable.

                  (a) Manager shall be paid as its management fee (the "Management Fee") the following amounts:

                                 (i)   An amount equal to all Manager Expenses;

                                (ii)  [                  ] Dollars ($[       ])
                                      per annum (the "Base Fee"),
                                      to be earned and accrued in equal monthly installments; and
                               (iii)  The Performance Bonus (as defined
                                      below).

                  (b) Practice has retained Manager to provide services hereunder due to Manager's unique expertise and Practice desires to provide an additional incentive to Manager with respect to Manager's performance of its obligations under this Agreement. Practice has established the following goals for Manager: providing efficient and uniform management services to Practice in a manner which enables Practice's physicians to focus on patient care and to avoid administrative responsibilities, provide updated management systems which Practice would not otherwise be aware from time to time, assist the practice in providing its services in a more efficient and cost effective manner, assist Practice in analyzing the provision of additional services and facilities, obtaining additional financing sources for the expansion of Practice and its facilities, developing relationships and agreements with managed care providers and other health care providers and developing and administering positive and uniform employment policies. Practice acknowledges that these goals will have been met if Manager earns the Performance Bonus as set forth below.

                  In the event that the Net Practice Revenues minus Physician Expenses, Manager Expenses and the Base Fee, ("Net Income") exceeds
         [                  ] Dollars ($[     ]) for the then current year (pro
         rated on a monthly basis), then Manager shall be entitled to a performance bonus (the "Performance Bonus") for such year equal to
         [      ] percent ([  ]%) of Net Income in excess of [                 ]
         Dollars ($[     ]). The Performance Bonus shall be earned and accrued
         on a monthly basis.

                  (c) Notwithstanding anything herein to the contrary, in no event shall

                                       22

[ ] These portions have been omitted and filed separately with the commission pursuant to a request for confidential treatment.

          Manager's Management Fee due under Section 8.1(a)(ii) and
         (iii) exceed [    ] percent ([ ]%) of Net Income except as may be later
         agreed to by Manager and Practice pursuant to (d) below.

                  (d) The Base Fee and Performance Bonus portions of the Management Fee shall be renegotiated in good faith by Manager and Practice effective with the eighth (8th) anniversary of the date Manager commenced providing services to Practice pursuant to this Agreement, based on the fair value of the services to be performed over the remaining thirty-two (32) years of this Agreement, and considering the amounts paid by Parent to Practice pursuant to the Master Transaction Agreement and the quality and efficiency of Manager's performance hereunder over the first eight (8) years of this relationship. If the parties cannot agree on a new Base Fee amount and Performance Bonus formula, the matter shall be submitted to binding arbitration.

                  (e) Notwithstanding a termination of this Agreement, Manager shall be entitled to receive a Management Fee with respect to the Net Income of Practice received after such termination to the extent it relates to collections for services performed prior to such termination.

                  (f) As a way of illustrating the calculation of the Management
         Fee, based on the 1995 financial information of Practice's predecessor (Heart Clinic, Inc.) attached hereto as Exhibit A, the Management Fee earned for 1995 had this Agreement been effective would have been
         $[       ]. The calculation of the Management Fee earned under this
         Agreement shall be made in accordance with the methodology of the above example to the greatest extent possible.

         SECTION 8.2 Collection of Management Fee


                  (a) Manager shall be paid any portion of the Management Fee resulting from Manager Expenses upon Manager's presentation to Practice of reasonable documentation of such Manager Expenses.

                  (b) The remaining amounts to be paid to Manager under this
         Article VIII shall be paid by Practice with respect to a month's Base Fee and Performance Bonus as revenues relating to that month's Base Fee and Performance Bonus are collected by Practice. In all cases Manager shall be paid any accrued but unpaid Management Fee as of the end of each month from the funds of Practice then remaining after payment of Physician Expenses and Manager Expenses. No compensation shall be paid by Practice to any Physician Shareholder prior to the time Manager has been paid the Management Fee attributable to the revenues from which the Physician Shareholder is being compensated.

         SECTION 8.3 Reduction of Management Fee.
In the event that the gross compensation received by a Physician Shareholder who is an employee of Practice or by an Associated PA through which a Physician Shareholder provides services to Practice during any calendar year, as of the end of such calendar year would fall below the "Base Amount"(as
                                       23

[ ] These portions have been omitted and filed separately with the commission pursuant to a request for confidential treatment.

defined below), then the Management Fee otherwise due under Section 8.1(a)(ii) and (iii) above for the last month of that calendar year shall be reduced to the extent necessary in order to ensure that the gross compensation payment does not fall below the Base Amount; provided, such reduction shall not exceed the amount of the total Management Fee for the calendar year allocated to the employed Physician Shareholder or the Associated PA by Practice in determining his or its compensation for that calendar year in accordance with Practice's customary method of allocating such Management Fee among the Physician Shareholders and the Associated PAs.

         For the purposes of this Section 8.3, the "Base Amount" shall mean
$[    ] per annum (except that with respect to Christopher Gill, "$[    ]"
shall be substituted for "$[    ]"), which amount shall be adjusted downward
each year by the percentage, if any, by which the median total professional compensation received by invasive cardiologists in the U.S. as published by the Medical Group Management Association falls as compared to their 1996 median compensation. The Base Amount shall be pro rated as reasonably necessary to reflect circumstances under which the Physician Shareholder did not provide his exclusive professional services during the entire calendar year to Practice as an employee or pursuant to an Independent Contractor Agreement or did so but at a reduced or part-time level.

         SECTION 8.4 Resignation of Physician Shareholder.
In the event that any Physician Shareholder terminates his services relationship with Practice in a manner which is not in violation of such Physician Shareholder's employment agreement with Practice or, if applicable, the relevant Independent Contractor Agreement and, in either case, the terms of this Agreement and the Master Transaction Agreement, then Manager shall pay to such Physician Shareholder or his Associated PA on behalf of Practice from time to time an amount equal to the proceeds of accounts receivable generated from the direct efforts of such Physician Shareholder prior to such termination to the extent actually collected ("Physician Collections") less the Expense Allocation. For purposes of this Section 8.4, the "Expense Allocation" shall equal the percentage of total collected revenues of Practice during the calendar year most recently ended used to pay all expenses and obligations of Practice (including the Management Fee) other than compensation to Physician Shareholders or Associated PAs multiplied by the amount of Physician Collections. Any amounts due to a Physician Shareholder or Associated PA under this Section 8.4 shall be subject to the full satisfaction of the obligations of the Associated PA, such Physician Shareholder and Practice to Manager and/or Practice under this Agreement, any employment agreement with Practice, any Independent Contractor Agreement and the Master Transaction Agreement.


                                   ARTICLE IX

                                     RECORDS


         SECTION 9.1 Patient Records. Upon termination of this Agreement, Practice shall retain all patient medical records maintained by Practice or Manager in the name of Practice. Practice shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by Practice.
                                       24

[ ] These portions have been omitted and filed separately with the commission pursuant to a request for confidential treatment.

        SECTION 9.2 Records Owned by Manager. All records relating in any way to the operation of Practice which are not the property of Practice under the provisions of Section 9.1 above, shall at all times be the property of Manager.

         SECTION 9.3 Access to Records. During
the term of this Agreement, and thereafter, Practice or its designee shall have reasonable access during normal business hours to Practice's and Manager's financial records which relate to Practice, including, but not limited to, records of collections, expenses and disbursements as kept by Manager in performing Manager's obligations under this Agreement, and Practice may copy any or all such records.


                                    ARTICLE X

                             INSURANCE AND INDEMNITY

         SECTION 10.1 Insurance to be Maintained by Practice. Throughout the term of this Agreement, Practice shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000 for Practice and an excess liability policy in the amount of not less than $5,000,000, with such carrier as is approved by the Executive Committee. Malpractice premiums, deductibles and such accruals shall be a Physician Expense. Practice shall be responsible for all liabilities in excess of the limits of such policies. Manager shall have the option, with Executive Committee approval, of providing such professional liability insurance through an alterative program, provided such program meets the requirements of the Insurance Commissioner of the State of Texas.

         SECTION 10.2 Insurance to be Maintained by Manager. Throughout the term of this Agreement, Manager will provide and maintain, as a Manager Expense, comprehensive professional liability insurance for all professional employees of Manager, if any, with limits and with such carrier as provided above and comprehensive general liability and property insurance covering Practice premises and operations with limits and with such carrier as determined reasonable by Manager in its national program.

         SECTION 10.3 Tail Insurance Coverage. Practice will cause each individual physician who becomes associated with Practice after the date hereof to enter into an agreement with Practice that if upon termination of such physician's relationship with Practice for any reason, tail insurance is not provided for such physician under Practice's insurance policies, tail insurance coverage will be purchased by the individual physician; provided however, in the event that such physician's relationship with Practice is terminated due to death or disability or due to an uncured event of default by Practice under its agreement for the services of such physician, then Practice, rather than such physician, shall pay the costs of such tail insurance. Such provisions may be contained in employment agreements, Independent Contractor Agreements, restrictive covenant agreements or other agreements entered into by Practice and the individual physicians or the Associated PAs, and Practice hereby covenants with Manager to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of Practice. The Executive Committee may determine to provide coverage for a physician as a

Physician Expense on a physician by physician basis. The Executive Committee may also decide to require other categories of physicians currently employed by Practice to provide tail coverage upon termination of employment with Practice.

         SECTION 10.4 Additional Insureds. Practice and Manager agree to use their reasonable efforts to have each other named as an additional insured an the other's respective professional liability insurance programs.

         SECTION 10.5 Indemnification. Practice shall indemnify, hold harmless and defend Manager, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by Practice and/or its shareholders, agents, employees and/or subcontractors (other than Manager, Parent or their agents) during the term hereof. Manager shall indemnify, hold harmless and defend Practice, its officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Manager and/or its shareholders, agents, employees and/or subcontractors (other than Practice) during the term of this Agreement.

         SECTION 10.6 Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in Section 10.5 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known. If written notice is not given to the indemnifying party within thirty (30) days from receipt of notice of the claim to be indemnified, or such shorter time as shall otherwise prejudice the rights of the indemnifying party, and in sufficient detail to apprise the indemnifying party of the nature of the claim (in each instance taking into account the facts and circumstances known by the indemnified party with respect to such claim), the indemnifying party shall not be liable to the party seeking indemnification. The indemnifying party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any claim involving the asserted liability of the party seeking indemnification. If any indemnifying party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the indemnifying party and its counsel in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall become by the indemnifying party. In any event, the indemnified party shall have the right, at its own expense and by its own counsel to participate in the defense of such asserted liability.

                  (b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         SECTION 10.7 Offset. Provided Manager or Parent is not in default under this Agreement or the Master Transaction Agreement, Manager is hereby authorized upon written notice to Practice to offset or apply any funds of Practice or the Physician Shareholders or the Associated PAs which Manager holds from time to time or which Manager or Parent owes to Practice or to the Physician Shareholders or the Associated PAs against or to any amounts owed by Practice or the Physician Shareholders or the Associated PAs to Manager or Parent under this Agreement or the Master Transaction Agreement or Manager may exercise its offset rights hereunder by reducing the principal under the Convertible Note and/or the Additional Promissory Note under the Master Transaction Agreement; provided however, if within ten (10) days of such written notice Practice or the Physician Shareholders or the Associated PAs objects thereto, such objecting party shall cause the matter to be submitted to binding arbitration and no offset shall be made until that arbitration is resolved.

                                   ARTICLE XI
                              TERM AND TERMINATION

         SECTION 11.1 Term of Agreement. (a) This Agreement shall be binding on the day and year first written above and shall commence on October 1, 1996, and except as provided in (b) below, shall expire on the 40th anniversary its commencement unless earlier terminated pursuant to the terms hereof. (b) At the option of Manager, if it is not in default hereunder at the expiration of the initial 40-year term, this Agreement may be extended for successive additional 5-year terms. If the preceding sentence would result in this Agreement being in violation of any applicable law or would render this Agreement void or unenforceable, such sentence shall be void and of no further force or effect.

         SECTION 11.2 Termination by Practice. Practice may terminate this Agreement as follows:

                  (a) In the event or the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within ninety (90) days thereafter, Practice may give notice of the immediate termination of this Agreement;

                  (b) In the event Manager shall materially default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to Manager by Practice, Practice may terminate this Agreement. Termination of this Agreement pursuant to this subsection (b) by Practice shall require the affirmative vote of Physician Shareholders holding at least sixty-six percent (66%) of the ownership of

         Practice; or

                  (c) In the event Parent shall not pay to Practice the amounts due to Practice under Section 2.2 of the Master Transaction Agreement after the expiration of applicable cure periods.

         SECTION 11.3 Termination by Manager. Manager may terminate this Agreement as follows:

                  (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Practice, or upon other action or suffered, voluntary or involuntarily, under any federal or state law for the benefit of debtors by Practice, except for the filing of a petition in involuntary bankruptcy against Practice which is dismissed within thirty (30) days thereafter, Manager may give notice of the immediate termination of this Agreement; or
                  (b) In the event Practice shall materially default in the performance of any material duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to Practice by Manager, Manager may give notice of the immediate termination of this Agreement.

         SECTION 11.4 Actions after Termination. Upon termination of this Agreement by either party for any reason or upon expiration of this Agreement, Practice, the Physician Shareholders and the Associated PAs jointly and severally agree to:

                                 (i) Solely if the termination is prior to the
                  fifth anniversary hereof and made other than by Practice pursuant to Section 11.2, pay to Parent an amount equal to the total price paid to Practice by Parent under the Master Transaction Agreement net of the cumulative Management Fee paid to Manager hereunder pursuant to Section 8.1(a)(ii) and
                  (iii) and purchase from Manager, at net book value, the tangible personal property, if any, acquired by Manager and used in the operation of Practice; and

                                (ii) Regardless of when the termination occurs
                  assume all debt and all contracts, payables and leases which are obligations of Manager and which relate principally to the performance of its obligations under this Agreement or any properties leased or subleased by Manager but exclusive of debts incurred by Parent to pay the Consideration to Practice under the Master Transaction Agreement or by Manager without the approval of Practice.

If the termination is made by Practice under Section 11.2, any of the above amounts which would otherwise have been due to Manager or Parent if Manager had then been permitted to terminate the Agreement pursuant to Section 11.3, shall be used as an offset against any damages ultimately determined to have arisen due to Manager's or Parent's default.

         SECTION 11.5 Closing of Repurchase by Practice and Effective Date of Termination. Practice, the Physician Shareholders and the Associated PAs shall satisfy their obligation to Parent and Manager for the amounts due pursuant to
Section 11.4 above by surrendering the Convertible Note and the Additional Promissory Note plus an amount of cash equal to the difference between the amounts due pursuant to Section 11.4 and the principal balance of the Convertible Note and the Additional Promissory Note, except that if Practice received any shares of MedCath Incorporated common stock upon a conversion of the Convertible Note or the Additional Promissory Note pursuant to the Master Transaction Agreement, the rules of Schedule 10.1(b) of the Master Transaction Agreement, as reasonably modified to fit this situation, shall be applied to cause shares of MedCath Incorporated common stock to be used to pay the amount due by Practice, the Physician Shareholders and the Associated PAs. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Manager assumed by Practice, the Physician Shareholders and the Associated PAs. Practice, the Associated PAs and any physician associated with Practice shall execute such documents as may be required to assume the liabilities set forth in
Section 11.4 and to remove Manager from any liability with respect to such repurchased assets and with respect to any property leased or subleased by Manager, Manager will execute and deliver such documents as are customary in asset sales with general warranties of title, and such documents to be executed and delivered by Manager. The closing date for the repurchase shall be determined by Practice, but shall in no event occur later than 120 days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.


                                   ARTICLE XII

                               GENERAL PROVISIONS

         SECTION 12.1 Assignment. Manager shall have the right to assign its rights hereunder to any person, firm or corporation controlling, controlled by or under common control with Manager and to any lending institution, for security purposes or as collateral, from which Parent or Manager obtains financing, including without limitation, First Union National Bank, N.A., as agent, or its successors and assigns under the credit agreement among Parent, the bank parties thereto and First Union National Bank, N.A., for itself and as agent, as amended or to any purchaser of substantially all of the assets of Parent. Except as set forth above, neither Manager nor Practice shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.

         SECTION 12.2 Whole Agreement, Modification. This Agreement constitutes the entire agreement between the parties. There are no other agreements or understandings, written or oral between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         SECTION 12.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:
                                  29

                 To Manager:               Physician Management of McAllen, Inc.
                                            7621 Little Avenue, Suite 106
                                            Charlotte, North Carolina  28226
                                            Attn: Stephen R. Puckett

                  To Practice:                       Heart Clinic, P.A.
                                            2310 N. Ed Carey Drive, #1-A
                                            Harlingen, Texas 78550
                                            Attn:  President

or to such other address as either party shall notify the other.

         SECTION 12.4 Binding on Successors.
Subject to Section 12.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

         SECTION 12.5 Waiver of Provisions.
Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         SECTION 12.6 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable and the provisions of Section 12.12 shall be applicable.

         SECTION 12.7 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         SECTION 12.8 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         SECTION 12.9 Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         SECTION 12.10 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         SECTION 12.11 Confidentiality. Except for disclosure to its attorneys, accountants, bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which
(i) is generally available to the public other than as a result of a breach of confidentiality provisions, (ii) becomes available on a non-confidential basis from a source other than the other party, or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws or pursuant to court order. Notwithstanding the foregoing, Practice may disclose information it deems advisable to its physician employees provided such physician employees are advised of the confidential nature of such information and agree to keep such information confidential as provided herein. Manager shall be a third party beneficiary of such agreements.

         SECTION 12.12 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision or regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Practice and Manager shall amend this Agreement as necessary to eliminate such violation. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Practice and Manager. To the extent the parties cannot agree on any such amendment or changes, the matter shall be submitted to binding arbitration upon the request of either party and through the arbitration process an equitable modification shall be implemented or an equitable termination of the Agreement and relationship shall be made based on all of the facts and circumstances.

         SECTION 12.13 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient. Pursuit of any remedy set forth in this Agreement shall not preclude pursuit of any other remedy provided in this Agreement or any other remedy provided for in this Agreement constitute a waiver of any amount due from a defaulting party under this Agreement or of any damages accruing by reason of the violation of any of its terms, provisions and covenants. No waiver of any violation shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Agreement, and forbearance to enforce one or more of the remedies provided on an event of default shall not be deemed or construed to constitute a waiver of such default or of any other remedy provided for in this Agreement.

         SECTION 12.14 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         SECTION 12.15 No Obligation to Third Parties. None of the obligations and duties of Manager or Practice under this Agreement shall in any way or in any manner be deemed to create any obligation of Manager or of Practice to, or any rights in, any person or entity not a party to this Agreement.

         SECTION 12.16 Communications. Practice and Manager agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of Practice.

         SECTION 12.17 Counterpart Executions; Facsimiles. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

         SECTION 12.18 Arbitration. The parties hereto agree that any dispute between them other than an action or proceeding for injunctive or other equitable relief, shall be resolved by binding arbitration. Such arbitration shall be conducted by the American Arbitration Association in accordance with its then existing commercial rules applicable to such disputes. Such arbitration shall be conducted in Houston, Texas. The decision of such arbitrators shall be final and binding upon the parties hereto and may be enforced by a court with applicable authority.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the following execution page(s) to be binding as of the day and year first above written and to be effective and commence on October 1, 1996.

                                 EXECUTION PAGE
                                     TO THE
                                SERVICE AGREEMENT
                                     BETWEEN
                      PHYSICIAN MANAGEMENT OF MCALLEN, INC.
                                       AND
                               HEART CLINIC, P.A.
                                  JULY 31, 1996



                                        PRACTICE:

                                        HEART CLINIC, P.A.




Date:   8/8/96                          By:    /s/ Hugo Blake, M.D.
        --------                               --------------------
                                        Title: President
                                               --------------------



                                          MANAGER:

                                          PHYSICIAN MANAGEMENT OF McALLEN, INC.




Date 7/31/96                             By:    David Ward
                                                ----------
                                         Title: President
                                                ----------

                                 EXECUTION PAGE
                                     TO THE
                                SERVICE AGREEMENT
                                     BETWEEN
                      PHYSICIAN MANAGEMENT OF MCALLEN, INC.
                                       AND
                               HEART CLINIC, P.A.
                                  JULY 31, 1996



The Physician Shareholders of Practice and the Associated PAs hereby execute this Agreement for purposes of acknowledging and agreeing to be bound by the terms of Section 1.5, Article II, Sections 5.5, 6.3, 6.8, 6.9, Article VII, Sections 10.3, 10.7, 11.4 and 11.5 hereof.

ASSOCIATED PAS:                                      PHYSICIAN SHAREHOLDERS:


HUGO BLAKE, M.D., P.A.


By:  /s/ Hugo Blake, M.D.                         /s/ Hugo Blake, M.D.
     ---------------------                        --------------------
       Hugo Blake, M.D.                               Hugo Blake, M.D.



            Date  7/31/96                                Date  7/31/96

SHEREEF HILMY, M.D., P.A.


By:  /s/ Shereef Hilmy, M.D.                         /s/ Shereef Hilmy, M.D.
     -----------------------                        ------------------------
         Shereef Hilmy, M.D.                             Shereef Hilmy, M.D.



            Date  7/31/96                                Date  7/31/96



MICHAEL EVANS, M.D., P.A.


By:  /s/ Michael Evans, M.D.                         /s/ Michael Evans, M.D.
     -----------------------                        ------------------------
         Michael Evans, M.D.                             Michael Evans, M.D.



            Date  7/31/96                                Date  7/31/96

NAJI KANDALAFT, M.D., P.A.


By:  /s/ Naji Kandalaft, M.D.                         /s/ Naji Kandalaft, M.D.
     ------------------------                        -------------------------
         Naji Kandalaft, M.D.                             Naji Kandalaft, M.D.



            Date  7/31/96                                Date  7/31/96


EDUARDO FLORES, M.D., P.A.


By:  /s/ Eduardo Flores, M.D.                         /s/ Eduardo Flores, M.D.
     ------------------------                        -------------------------
         Eduardo Flores, M.D.                             Eduardo Flores, M.D.



            Date  7/31/96                                Date  7/31/96



CHRISTOPHER GILL, M.D., P.A.


By:  /s/ Christopher Gill, M.D.                   /s/ Christopher Gill, M.D.
     --------------------------                   --------------------------
         Christopher Gill, M.D.                       Christopher Gill, M.D.



            Date  7/31/96                                Date  7/31/96







CARLOS PIMENTEL, M.D., P.A.


By:  /s/ Carlos Pimentel, M.D.                    /s/ Carlos Pimentel, M.D.
     -------------------------                    -------------------------
         Carlos Pimentel, M.D.                        Carlos Pimentel, M.D.



            Date  7/31/96                                Date  7/31/96